Capital Investment

This term sheet offering (the "Term Sheet") is made and effective on the last date of signing below

Issuer;	**SmartCard Marketing Systems Inc (OTC:SMKG) (** "Smartcard"), a corporation with its current parent company head office located at: 20c Trolley Square, Wilmington DE 19806 USA and its Canadian office at 3131 Blvd Concorde E, Laval, Qc. Represented by: Massimo Barone CEO
And:	**EnableFunding, Pty Ltd** ("Enable FPL""), a corporation organized and existing under the laws of Australia with its head office located at: 125 Rundle Street, Kent Town, South Australia, 5067 Represented by: Gary Blom Chairman and Will Leitch CEO

Each a "Party" and together "Parties"

New Capital Formation Entity; A new company to be formed ("NEWCO") will be established as a Joint Venture ("JV") between Smartcard and Enable FPL to licence and market the technology and services of Enable FPL, including the proprietary Enable by IMENCA Investment Platform, initially in North America, but potentially worldwide.

The following terms describe an offer by Smartcard to invest in NEWCO and sets out the basic terms upon which Smartcard will participate by way of a capital investment to expand Enable FPL business operations in North America to develop and implement a Hybrid investment marketplace. The terms set forth in this Term Sheet constitute the initial outline of the agreement between the Parties and will be confirmed in a definitive agreement (the "Definitive Agreement"). Part of the proposed capital investment into NEWCO will fund an equity investment into Enable FPL, so that Smartcard will be an equity owner in NEWCO, and NEWCO will be an equity owner in Enable FPL. Any amendments to this Term Sheet will require written consent and approval from both Parties.

1. OVERVIEW;

Smartcard and Enable FPL entered into a Memorandum of Understanding dated March 31, 2020, (the "MOU") whereby an outline was agreed for securing an equity ownership participation in NEWCO for the purpose of creating a pre-qualified and faster funding market and platform for investors and stakeholders of startups and SMEs seeking capital. This positioning will enable NEWCO to exploit the interoperability of the technologies and services of Smartcard and Enable FPL, including Articul8te and IMENCA by Enable, for a joint offering to participate in the growth of the Fintech marketplace. The offering is a

combination of business intelligence, digital transformation, as well as risk evaluation and assessment modelling, using IMENCA by Enable AI.

The Parties wish to collaborate on integrating their technology, products and services to create a bundled service as a White Label offering for the faster funding modeling with AI analysis to deliver a unique strategy to the global investment markets for both private and public reporting companies.

The parties have agreed to extend this agreement for an additional 45 days from the date of last signing below, as the current market has made it more complex for capital raises due to the limited or non ability to travel in North America and Europe for company executives.

2. UNDERSTANDING BETWEEN PARTIES;

The transaction between the parties (the "Transaction") is an undertaking to exploit the Enable Funding platform, technology and services that were developed in Australia, and through collaboration and an undertaking for interoperability of technology and services between the Parties, to expand and deploy an agnostic solution in North America initially, and potentially worldwide.

For the total investment of $3.5 Million USD, ("Smartcard Investment") Smartcard shall have an equity ownership of forty-one point two percent (41.2%) in NEWCO post-money, based on a pre-money valuation of $5 million USD for NEWCO, and following the investment of $2.5 million USD by NEWCO into Enable FPL, then NEWCO shall have an equity ownership of thirty-three point three percent (33.3%) in Enable FPL post-money, based on a pre-money valuation of $5 million USD for Enable FPL.

3. BACKGROUND

Smartcard is an Industry leader in specialized Industry cloud and mobility applications to the global PayTech and Fintech markets. The Company is an entrepreneurial boutique providing commercial strategies with a proprietary portfolio of applications and wireframes for Banking, Retail E-Wallets, Digital ID-EKYC, Digital Workforce, Events Management and Ride Booking industries. For more info visit www.smartcardmarketingsystems.com or visit our business applications marketplace at www.Emphasispay.com

Enable FPL has a fully integrated Venture Capital Platform that allows Sophisticated Investors to invest into high-growth unlisted securities that have been pre-screened and qualified by the proprietary IMENCA™ by Enable Artificial Intelligence Process. There are three elements to the platform:

a. The IMENCA ™ by Enable proprietary assessment process;
b. The Enable Capital Raising Platform; and
c. The Enable Blockchain Exchange

4. THE TRANSACTION

Following execution of this Term Sheet, and Smartcard completing its current capital raise of at least $5 million USD, the Parties will prepare and negotiate the Definitive Agreement

which will incorporate the provisions of this Term Sheet and more fully and precisely record the agreement between the Parties:

- This Term Sheet is executed with the understanding that the terms agreed herein are contingent upon Smartcard completing its current capital raise of at least $5 Million USD and then completion of customary Due Diligence by Smartcard.
- Due Diligence process to be completed within fifteen (15) business days of closing a capital raise of at least $5 million USD (the "Capraise Date"), including confirmation of the valuation of the business processes and technology of Enable FPL
- The Smartcard Investment funds to be placed in escrow by Smartcard within five (5) business days after the Cap raise Date
- When the Smartcard Investment funds are placed in escrow by Smartcard, and no later than five (5) business days after the Cap raise Date, a deposit fee of two percent (2%) of the Smartcard Investment will be released to Enable PL, and this payment will be non refundable by Enable FPL in the event that the Transaction is not completed, and the Definitive Agreement non-executed by either Party
- Execution of the Definitive Agreement and closing of the Transaction is to be completed within twenty (20) business days after the Capraise Date, unless mutually agreed otherwise by the Parties.

Note; upon SmartCard raising the first $1.5 million USD, Smartcard will pay to NEWCO $100,000 USD as a non-refundable deposit.

Checklist for Closing Documents and Resolutions to be included in the Definitive Agreement

- Selection of Legal Representation by each Party
- Selection of Accounting Firm for NEWCO
- Board of Directors composition for NEWCO
- Advisory Board structure for NEWCO
- Attorney of Record for NEWCO
- Reporting Period requirements for NEWCO
- Bank Accounts and signing officers for NEWCO
- Enable FPL operating agreement for NEWCO
- Shareholder agreement for NEWCO
- Deposit Technology Backup Security Custodian for NEWCO
- Future Capital Investment or debt offering Rights for NEWCO

Provisioning reference to MOU signed between the Parties
-modification to % ownership offering

The Transaction Details are:

d. SmartCard to invest into a Joint Venture with Enable, being NEWCO, a Delaware company to be formed
e. SmartCard to invest $3.5m USD into NEWCO for a 41.2% equity share post-money
f. Exclusive rights and license to North America for IMENCA by Enable and the Enable Funding Platform technology to be transferred into NEWCO simultaneous with the Smartcard Investment into NEWCO

g. NEWCO to invest $2.5 million USD into Australian company Enable FPL;
h. NEWCO to have a 33.3% Shareholding in Enable FPL post-money.
i. Enable FPL valuation is pre-money $5 million USD;
j. NEWCO to have appropriate representation from both SmartCard and Enable FPL on NEWCO Board;
k. NEWCO to have appropriate representation on Enable FPL Board;
l. At a mutually agreed time Enable FPL will transfer &/or sell to NEWCO the global rights to all Enable FPL assets including all of the IP of Enable FPL. This would then allow NEWCO to enter into global license agreements on a country by country basis.
m. All funds in NEWCO will be solely managed at the direction of the Board of NEWCO, independent of any requests or instructions from Enable FPL or Smartcard.

5. LIMITED REMEDY

In no event will Enable FPL be liable to NEWCO for any damages, including any lost profits, lost savings, or other incidental or consequential damages arising from the use or the inability to use the software, even if Enable FPL or an authorized dealer or distributor has been advised of the possibility of these damages, or for any claim by any other party.

6. TERMINATION

Enable FPL and NEWCO shall have the right to immediately terminate this License if the other party fails to perform any obligation required of them under the Definitive Agreement or if either Enable FPL or NEWCO becomes bankrupt or insolvent. Each of Enable FPL and NEWCO shall have thirty (30) days to cure their failure to perform their obligation under the Definitive Agreement. This License Agreement takes effect upon NEWCO's use of the software and remains effective until terminated. NEWCO may terminate it at any time by destroying all copies of the Software and Documentation in its possession. It will also automatically terminate if NEWCO fails to comply with any term or condition of this License Agreement.

7. OPERATING ENVIRONMENT

The Software, and each module or component and function thereof, shall be capable of operating fully and correctly on the combination of computer equipment ("Hardware") or any cloud-based systems.

8. CONFIDENTIALITY

Each Party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of the other Party which it learns during the course of its performance of this Term Sheet, without the prior written consent of such other Party. This obligation shall survive the cancellation or other termination of the Term Sheet.

9. PUBLICITY

Smartcard and Enable FPL shall refer to the existence of this Term Sheet in their press releases, advertising or materials distributed to prospective customers, with the prior written consent of the other Party.

10. NO ASSIGNMENT

Smartcard or Enable FPL may not assign this agreement to any subsidiary or affiliate under its control, or as part of the sale of that part of its business which includes the Software or any substantial portion of its data processing facilities, or pursuant to any merger, consolidation or other reorganization, without the other Party's consent, upon notice to the other Party in this Term Sheet which shall not assign this Term Sheet without prior written consent, which shall not be unreasonably withheld. An assignee of either Party, if authorized hereunder, shall have all of the rights and obligations of the assigning Party set forth in this Agreement.

11. INDEMNITY

Enable FPL agrees to indemnify and hold harmless NEWCO and its subsidiaries or affiliates under its control, and their directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim that NEWCO's use or possession of the Software or Documentation, or the license granted hereunder, infringes or violates the copyright, trade secret or other proprietary right of any third party. Enable FPL shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that NEWCO gives Enable FPL prompt notice of any such claim of which it learns. No settlement which prevents NEWCO from continuing to use the Software System as provided herein shall be made without NEWCO's prior written consent. In all events, NEWCO shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing.

12. ARBITRATION

The Parties agree to submit any dispute under this Term Sheet to binding arbitration in Wilmington, Delaware, WHERE under the rules of the court, any judgment rendered by the arbitrator may be entered in any court with jurisdiction to do so.

13. ATTORNEY FEES

If any legal action is necessary to enforce this Term Sheet, the prevailing Party shall be entitled to reasonable attorney fees, costs and expenses in addition to any other relief to which it may be entitled.

14. LIMITED LIABILITY

Unless otherwise expressly stated herein, Enable FPL shall not be liable to NEWCO for any consequential damages arising out of Enable FPL's breach of the License Agreement.

15. NOTICE

All notices required or permitted to be given by one Party to the other under this Term Sheet shall be sufficient if sent by certified mail, return receipt requested, to the Parties at the respective addresses set forth above or to such other address as the Party to receive the notice has designated by notice to the other Party.
This Term Sheet shall be governed by and construed under the laws of the State of Delaware

16. CONSENT TO JURISDICTION, VENUE AND SERVICE

The Parties agree that all legal proceedings relating to the subject matter of this Term Sheet shall be maintained in courts sitting within the State of Delaware, and each Party consents and agrees that jurisdiction and venue for such proceedings shall lie exclusively with such courts. Service of process in any such proceeding may be made by certified mail, return receipt requested, directed to the respective Party at the address at which it is to receive notice as provided herein.

17. SEVERABILITY

If any provision of this Term Sheet is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

18. NO WAIVER

The failure by any Party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

19. COMPLETE AGREEMENT

This Term Sheet sets forth the entire understanding of the Parties as to its subject matter and may not be modified except in a writing executed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Term Sheet on the dates set forth below, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

Entity:	*Enable Funding Pty Ltd*	***Entity:***	Smartcard Marketing Systems, Inc.
Position:	*CEO & Director*	***Position:***	CEO
By:	*Will Leitch*	***By:***	Massimo Barone
Date:	*7/18/2020*	***Date:***	*7/18/2020*
Signature:		***Signature***	